Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (File No. 333-256550) of Nisun International Enterprise Development Group Co., Ltd. of our report dated August 8, 2023, with respect to our audits of the consolidated financial statements of Nisun International Enterprise Development Group Co., Ltd. and Subsidiaries for the years ended December 31, 2022, 2021, and 2020, included in this Annual Report on Form 20-F. We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ Wei, Wei & Co., LLP

Flushing, New York

August 8, 2023